Exhibit 23.2
William J. Driscoll, Geologist
16311 Hunters Trail
Montgomery, Texas 77356
(713) 305-0802 - wildris@consolidated.net
Consent of William J. Driscoll
I consent to the incorporation by reference of my report dated March 15, 2011, which appears in the December 31, 2010 annual report on Form 10-K of Blue Dolphin Energy Company.

/s/ William J. Driscoll
William J. Driscoll
Geologist

March 31, 2011